Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated August 31, 2007,	Registration No. 333-145845
Prospectus Supplement dated September 4, 2007 and the Index Supplement dated September 4, 2007)	October 25, 2007

$[•] Buffered SuperTrackSM Notes due [•], 2012 Linked to the Performance of a Basket of Exchange-Traded Fund, Sub-Indices and Commodities Medium-Term Notes, Series A, No. H-007

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC(Rated AA/Aa1‡)

Basket Initial Valuation Date:	[•], 2007

Issue Date:	[•], 2007

Basket Final Valuation Date:	[•], 2012*

Maturity Date:	[•], 2012* (resulting in a term to maturity of 5 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket consisting of the following exchange-traded fund (the “ETF”), sub-indices (each a “Sub-Index”, and together the “Sub-Indices”) of S&P GSCI Commodity Index (the “S&P GSCI™”) and commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

ETF	Ticker Symbol	Weight	C(i) Initial (as defined below)
iShares® MSCI Emerging Markets Index Fund	EEM	70.00%	[•]

Sub-Indices of S&P GSCI™	Reuters Page	Weight	C(i) Initial (as defined below)
S&P GSCITM Agriculture Index Excess Return.	SPGSAG	7.50%	[•]

Commodities	Weight	C(i) Initial (as defined below)
Aluminium, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement	4.50%	[•]
Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement	4.50%	[•]
Nickel, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement	3.00%	[•]
Gasoline RBOB, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement	5.25%	[•]
WTI Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement	5.25%	[•]

Participation Rate:	120% - 125%* *Actual percentage will be determined on the initial valuation date.

Buffer Percentage	10%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if the basket performance is equal to or greater 0%, you will receive (a) the principal amount of your Notes plus (b) the principal amount multiplied by the product of (i) the basket performance and (ii) the participation rate:

$1,000 + [$1,000 x (basket performance x participation rate)]

•        if the basket performance is less than 0% and equal to or great than -10%, you will receive the principal amount of your Notes; and

•        if the basket performance is less than -10%, (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the basket performance and (ii) the buffer percentage:

$1,000 + [$1,000 x (basket performance + buffer percentage)]

If the basket performance declines by more than 10%, you will lose 1% of the principal amount of your Notes for every 1% that the basket performance declines. You may lose up to 90% of your initial investment.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C (i) Initial = The closing price, settlement price or closing level, as applicable, of each basket component on the basket initial valuation date;

C(i) Final = The closing price, settlement price or closing level, as applicable, of each basket component on the basket final valuation date; and

W(i) = Weighting of each basket component as indicated above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738GZQ6 and US06738GZQ62

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.

*

Subject to postponement due to market disruption events, for a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Notes with a Commodity as the Reference Asset”, “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices”, and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the basket components, and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “ Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public			Agent’s Commission			Proceeds to Barclays Bank PLC

Per Note		100%			[	•]%		[	•]%
Total	$	[	•]	$	[	•]	$	[	•]

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007 and the prospectus supplement dated September 4, 2007, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 and the index supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

•	Index supplement dated September 4, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes, assuming a participation rate of 120%. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

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Basket Performance	Payment at Maturity	Total Return on the Notes
100%	$2,200	120.00%
90%	$2,080	108.00%
80%	$1,960	96.00%
70%	$1,840	84.00%
60%	$1,720	72.00%
50%	$1,600	60.00%
40%	$1,480	48.00%
30%	$1,360	36.00%
20%	$1,240	24.00%
10%	$1,120	12.00%
0%	$1,000	0.00%
-10%	$1,000	0.00%
-20%	$ 900	-10.00%
-30%	$ 800	-20.00%
-40%	$ 700	-30.00%
-50%	$ 600	-40.00%
-60%	$ 500	-50.00%
-70%	$ 400	-60.00%
-80%	$ 300	-70.00%
-90%	$ 200	-80.00%
-100%	$ 100	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: In this case, the basket performance is positive.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
iShares® MSCI Emerging Markets Index Fund	61.7	70	13.45%	70%	9.42%
S&P GSCITM Agriculture Index Excess Return	73.85414	80	8.32%	7.50%	0.62%
Aluminium (US$/tonne)	2,475.00	3,000.00	21.21%	4.50%	0.95%
Copper (US$/tonne)	7,736.00	8,000.00	3.41%	4.50%	0.15%
Nickel (US$/tonne)	31,150.00	32,000.00	2.73%	3%	0.08%
Gasoline RBOB (US$/gallon)	2.1475	2.20	2.44%	5.25%	0.13%
WTI Crude (US$/barrel)	87.1	95	9.07%	5.25%	0.48%
Basket					11.84%

Step 2: Calculate the payment at maturity.

Because the basket performance is greater than 0%, the investor receives a payment at maturity of $1142.02 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (basket performance x participation rate)]

$1,000 + [$1,000 x (11.84% x 120%)] = $1142.02

Therefore, the payment at maturity is $1142.02 per $1,000 principal amount Note, representing a 14.20% return on investment over the term of the Notes.

Example 2: In this case, the basket performance is negative, but within the buffer percentage.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
iShares® MSCI Emerging Markets Index Fund	61.7	52	-15.72%	70%	-11.00%
S&P GSCITM Agriculture Index Excess Return	73.85414	80	8.32%	7.50%	0.62%
Aluminium (US$/tonne)	2,475.00	3,000.00	21.21%	4.50%	0.95%
Copper (US$/tonne)	7,736.00	8,000.00	3.41%	4.50%	0.15%
Nickel (US$/tonne)	31,150.00	32,000.00	2.73%	3%	0.08%
Gasoline RBOB (US$/gallon)	2.1475	2.20	2.44%	5.25%	0.13%
WTI Crude (US$/barrel)	87.1	95	9.07%	5.25%	0.48%
Basket					-8.59%

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Step 2: Calculate the payment at maturity.

Because the basket performance is less than 0% and equal to or great than -10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: In this case, the basket performance is negative and outside the buffer percentage.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
iShares® MSCI Emerging Markets Index Fund	61.7	48	-22.20%	70%	-15.54%
S&P GSCITM Agriculture Index Excess Return	73.85414	80	8.32%	7.50%	0.62%
Aluminium (US$/tonne)	2,475.00	3,000.00	21.21%	4.50%	0.95%
Copper (US$/tonne)	7,736.00	8,000.00	3.41%	4.50%	0.15%
Nickel (US$/tonne)	31,150.00	32,000.00	2.73%	3%	0.08%
Gasoline RBOB (US$/gallon)	2.1475	2.20	2.44%	5.25%	0.13%
WTI Crude (US$/barrel)	87.1	95	9.07%	5.25%	0.48%
Basket					-13.12%

Step 2: Calculate the payment at maturity.

Because the basket performance is less than -10%, the investor will receive a payment at maturity of $968.76 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (basket performance + buffer percentage)]

$1,000 + [$1,000 x (13.12% + 10%) = $968.76

Therefore, the payment at maturity is $968.76 per $1,000 principal amount Note, representing a -3.12% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the settlement price of each basket component on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Notes with a Commodity as the Reference Asset”, “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices”, and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the basket components, and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset;

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the basket components, and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” with respect to the reference asset.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by multiplying a positive basket performance by 120%—125% (the actual percentage to be determined on the initial valuation date). Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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•	Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the basket performance of up to 10%.

•

Diversification Among Emerging Market Equities of the iShares® MSCI Emerging Markets Index Fund and Commodities—The return on the Notes is linked to (i) the performance of the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Underlying Index”), which is designed to measure equity market performance in the global emerging markets and (ii) certain commodities and indices composed of commodities. For additional information on the iShares® MSCI Emerging Markets Index Fund, see the information set forth under “Description of the Reference Asset” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—The United States federal income tax consequences of your investment in the Notes are uncertain. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled forward contract with respect to the basket. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long term capital gain or loss if you have held your Notes for more than one year.

The purchase and ownership of the Notes should be treated as a “constructive ownership transaction,” with respect to the portion of the Notes that relates to the ETF, which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Thus, if your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the ETF over the term of your Notes should be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the ETF on the date that you purchased your Notes and sold the ETF shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). Because the maturity payment under the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax adviser with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•	“Risk Factors—Additional Risks Relating to Notes with More Than One Reference Asset (a ‘Basket’)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities”; and

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket performance is positive or negative. Your investment will be fully exposed to any decline in the performance of the basket beyond the 10% buffer percentage as compared to the initial closing levels of the basket components. You will lose up to 90% of your initial investment if the basket performance declines by more than 10%.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

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•

Taxes—The United States federal income tax consequences of your investment in the Notes are uncertain. It is possible that all or a portion of your gain, if any, upon the sale or maturity of the Notes, may be treated as ordinary income in which case you would be subject to an interest charge on deferred tax liability with respect to such gain. Please see the discussion above under “Certain U.S. Federal Income Tax Considerations.”

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the basket components are denominated, although any currency fluctuations could affect the performance of both basket components. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply for the basket components;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset Consisting of the Sub-Indices

As the Sub-Indice is a sub-index of the S&P GSCI™ Excess Return Index, disclosure in the index supplement relating to the methodology for compiling the S&P GSCI™ Excess Return Index accordingly relates as well to the methodology of compiling the Sub-Indices. See the information set forth under “Commodity Indices—S&P GSCI™ Commodity Indices” in the index supplement. Each of the Sub-Indices is calculated in the same manner as the S&P GSCI™ Excess Return Index, except that (i) the daily contract reference prices, CPWs and “roll weights” used in performing such calculations are limited to those of the commodities included in the relevant Sub-Index and (ii) each Sub-Index has a separate normalizing constraint. The dollar weights and daily contract reference prices used in calculating each such normalizing constraint are limited to those of the designated contracts included in the relevant Sub-Index.

Description of the Reference Asset Consisting of the ETF

We have derived all information contained in this pricing supplement regarding iShares® MSCI Emerging Markets Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares MSCI Series dated January 1, 2007 and the Supplement thereto dated February 16, 2007 issued by iShares, Inc. (“iShares®”). Such information reflects the policies of, and is subject to change by, iShares®, Barclays Global Investors, N.A. (“BGI”) and Barclays Global Fund Advisors (“BGFA”). The iShares® MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment advisor to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange traded fund that trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “EEM.”

iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BGFA, the iShares® MSCI Emerging Markets Index Fund, please see the Prospectus. In addition, information about iShares and the iShares® MSCI Emerging Markets Index Fund may be obtained from the iShares® website at www.ishares.com.

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Investment Objective and Strategy

The iShares® MSCI Emerging Markets Index Fund (the “ETF”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index (the “Underlying Index”). The Underlying Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. As of June 29, 2007, the Underlying Index included equity securities with primary listings in the following countries: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of March 31, 2007, the ETF’s three largest holdings by country were South Korea, China and Taiwan, respectively.

The ETF uses a representative sampling strategy (as described below under “—Representative Sampling”) to try to track the Underlying Index. The ETF generally will invest at least 90% of its assets in the securities of the Underlying Index or in American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) representing such securities. In addition, in order to improve its portfolio liquidity and its ability to track the Underlying Index, the ETF may invest up to 10% of its assets in (1) securities that are not included in the Underlying Index or in ADRs and GDRs representing such securities and (2) shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the Underlying Index. BGFA will not charge portfolio management fees on that portion of the ETF assets invested in shares of other iShares funds.

FWP-8

Representative Sampling

The ETF pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. The difference between 100% and the ETF’s actual correlation with the Underlying Index is called “tracking error.” ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

Holdings Information

As of June 29, 2007, 99.35% of the ETF’s holdings consisted of equity securities, 0.13% consisted of cash and 0.52% was in other assets, including dividends booked but not yet received. The following tables summarize the ETF’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of June 29, 2007

Company	Percentage of Total Holdings
POSCO	3.64%
OAO Gazprom	3.59%
Samsung Electronics Co., Ltd.	3.54%
Taiwan Semiconductor Manufacturing Co., Ltd.	3.15%
Kookmin Bank	2.47%
Siliconware Precision Industries Industries Co.	2.31%
China Mobile, Ltd.	1.88%
Chunghwa Telecom Co., Ltd.	1.83%
United Microelectronics Corp.	1.76%
America Movil SAB	1.69%

Top holdings by sector as of June 29, 2007

Company	Percentage of Total Holdings
Financials	20.50%
Information Technology	15.46%
Energy	15.39%
Materials	14.58%
Telecommunication Services	12.17%
Industrials	5.88%
Utilities	4.70%
Consumer Discretionary	4.01%
Consumer Staples	3.51%
Health Care	1.99%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. The information on the iShares® website is not, and should not be considered, incorporated by reference herein.

FWP-9

iShares® is a registered mark of BGI. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information

The following graphs set forth the historical performance of the basket components based on the settlement prices on the last business day of each month from January 1997 through October 24, 2007. The closing price on October 24, 2007 was 61.7 with respect to iShares® MSCI Emerging Markets Index Fund, the closing level on October 24, 2007 was 73.85414with respect to S&P GSCITM Agriculture Index Excess Return, and the settlement prices on October 24, 2007 were US$2,475.00/tonne with respect to aluminium, US$7,736.00/tonne with respect to copper, US$31,150.00/tonne with respect to zinc; US$2.1475/gallon with respect to Gasoline RBOB, and US$87.1/barrel with respect to WTI Crude.

We obtained the settlement prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical settlement prices of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the settlement prices on the basket final valuation date. We cannot give you assurance that the performance of the basket components will result in any return in addition to your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-13